                Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Reports a 42 Percent Increase in Full-Year 2007 Adjusted Earnings Per Share
Fourth Quarter Adjusted Earnings per Share up 33%
2008 Earnings Per Share Guidance Increased

ST. LOUIS, February 21, 2008—Express Scripts, Inc. (Nasdaq: ESRX) announced fourth quarter net income of $138.5 million, or $0.54 per diluted share.  Excluding non recurring items in both years, earnings per diluted share was a record $0.68, a 33 percent increase over $0.51 per diluted share last year.  All per share amounts have been adjusted to reflect the Company’s 2-for-1 stock split, which was effective June 22, 2007.  Cash flow from operations for the fourth quarter was a record $329.0 million compared to $306.0 million for the same period last year.

For the year, the Company reported net income of $567.8 million, or $2.15 per diluted share.  Excluding non-recurring items in both years, earnings per diluted share was a record $2.35, a 42 percent increase over $1.65 per diluted share last year.  The Company reported record cash flow from operations of $827.3 million compared to $658.6 million in 2006.

“We enjoyed another successful year of providing innovative solutions that helped our clients better manage their drug trend,” stated George Paz, president, chief executive officer and chairman.  “Our outstanding results demonstrate the power of aligning interests, which means that as we save our clients and their patients money, our performance improves.  As we move to the next level of alignment, enabling better health and value one consumer at a time, we will be able to deliver increased savings through lower-cost drugs and channels, better outcomes through improved therapy adherence, and a strong position around emerging specialty opportunities.”

“As we look to 2008 and beyond, the fundamentals of our business remain strong.  We believe we are well-positioned in the marketplace and have built a platform for delivering superior value to our clients and superior growth for our stockholders.”

Last quarter, the Company announced that it would review the strategic fit of the infusion business in its product portfolio.  As a result of this review, the Company is in the process of selling this business unit, which has been reclassified to discontinued operations for all current and prior periods.  Accordingly, the results for the quarter and year are segregated between continuing and discontinued operations.

Fourth Quarter Review – Continuing Operations
Gross profit for the fourth quarter increased 13 percent to $465.0 million from $409.7 million last year.  The increase reflects lower retail and home delivery drug purchasing costs and higher generic utilization.  Generic utilization reached a record 63.7 percent compared to 59.7 percent last year.  These increases were partially offset by a non-recurring inventory charge discussed below.  Gross profit per adjusted claim was a record $3.60, a 14 percent increase over $3.15 for the same quarter last year.

       The following table provides a reconciliation of reported operating income to adjusted operating income for the PBM and Specialty and Ancillary Services (“SAAS”) segments:

	Calculation of Adjusted Operating Income
	3 Months Ended December 31, 2007
	PBM	SAAS	Consolidated

Operating income as reported	$280.8	$(1.2)	$279.6

Non-recurring legal expenses - $13 million this quarter vs. $7 million
in a normal quarter	6.0	-	6.0
Non-recurring inventory charges in specialty distribution, the majority
pertained to a write-off of flu-related inventory due to the mild flu season	-	9.1	9.1
Non-recurring bad debt charge in the SAAS segment	-	3.0	3.0
Adjusted operating income	$286.8	$10.9	$297.7

Adjusted operating income for the fourth quarter increased 23 percent to $297.7 million from $242.4 million last year.  Adjusted PBM operating income excludes legal expenses of $6.0 million, which are higher than a normal quarter due to developments in some open cases.  Adjusted operating income for the SAAS segment, which excludes the non-recurring charges identified in the table above, was impacted by the milder than normal flu season, and severance and other costs incurred to integrate the operations and administrative functions of the SAAS segment within the PBM segment.  The combination of the PBM and specialty offerings contributed to strong adjusted operating income for the PBM segment, which increased 29 percent to $286.8 million from $222.2 million last year.

Higher generic utilization and lower retail and home delivery drug purchasing costs translated into strong EBITDA growth.  Adjusted EBITDA from continuing operations increased 20 percent to $320.9 million from $267.4 million last year, and on a per adjusted claim basis set a record at $2.49, a 21 percent increase over $2.06 in the fourth quarter of 2006.

Full-year 2007 Review – Continuing Operations
Total adjusted claims for 2007 were 507.0 million.  Network pharmacy claims processed were 379.9 million, home delivery prescriptions were 40.8 million, and SAAS claims were 4.7 million.  Generic utilization increased to 61.8 percent from 57.6 percent last year.  Gross profit for 2007 increased 20 percent to $1,766.6 million, from $1,476.2 million in 2006, while gross profit per adjusted claim increased 23 percent to $3.48 from $2.84 last year.

The following table provides a reconciliation of reported operating income to adjusted operating income for the PBM and SAAS segments:

	Calculation of Adjusted Operating Income
	Year Ended December 31, 2007
	PBM	SAAS	Consolidated

Operating income as reported	$1,037.5	$23.5	$1,061.0

Non-recurring legal expenses	6.0	-	6.0
Non-recurring inventory charges in specialty distribution, the majority
pertained to a write-off of flu-related inventory due to the mild flu season	-	9.1	9.1
Q1 settlement of contractual issue with supply chain vendor	(9.0)	-	(9.0)
Q3 and Q4 non-recurring items, majority of which pertained to bad debt charge
in specialty distribution line of business	-	21.5	21.5
Adjusted operating income	$1,034.5	$54.1	$1,088.6

Adjusted operating income increased 32 percent to $1,088.6 million from $825.8 million last year.  Adjusted EBITDA from continuing operations increased 28 percent to $1,186.1 million from $925.6 million last year, and on a per adjusted claim basis, was $2.34, a 31 percent increase over 2006.

Discontinued Operations
The Company reported a net loss from discontinued operations of $27.6 million, or $0.11 per diluted share in the fourth quarter.  Excluding non-recurring impairment and restructuring costs, the adjusted loss was $3.7 million or $0.01 per diluted share.   For the year, the net loss from discontinued operations was $32.7 million, or $0.12 per diluted share.  Excluding the non-recurring impairment and restructuring costs, the adjusted loss was $8.8 million, or $0.03 per diluted share.  For additional information, see Table 3 below, or the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 21, 2008.

2008 Earnings Guidance
“The decision to sell the infusion business will allow us to focus on improving the quality and affordability of specialty drug therapy for clients and patients,” added Paz. “Our expanded specialty offering has helped us secure more customers in our PBM segment, thereby contributing to the strong results we have enjoyed there.  We are well-positioned in the specialty marketplace and will continue to innovate and execute to meet the needs of the marketplace.”

As a result of strong underlying trends, the Company believes its 2008 earnings per diluted share from continuing operations will be in a range of $2.92 to $3.00.  Lower drug purchasing costs, greater generic utilization, and lower interest costs contributed approximately equally to this increased guidance.  The midpoint of this guidance range reflects growth of 24.4 percent over the 2007 adjusted diluted earnings per share from continuing operations of $2.38.  Cash flow from operations is expected to be in a range of $875 to $975 million.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services.  The Company also distributes a full range of biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements include but are not limited to:
•
results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels
•	the possible termination of, or unfavorable modification to, contracts with key clients or providers, some of which could have a material impact on the Company’s financial results
•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by various regulatory agencies and state attorneys general
•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network
•
uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	changes in industry pricing benchmarks such as average wholesale price (“AWP”) and average manufacturer price (“AMP”), which could have the effect of reducing prices and margins
•
competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	our ability to continue to develop new products, services and delivery channels
•	increased compliance risk relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
•
uncertainties regarding the Medicare Part D prescription drug benefit, including the financial impact  to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	our ability to maintain growth rates, or to control operating or capital costs
•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•
uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	the use and protection of the intellectual property we use in our business
•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends or other factors
•	our ability to attract and retain qualified employees
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
(in millions, except per share data)	2007	2006	2007	2006

Revenues (1)	$4,694.0	$4,500.4	$18,273.6	$17,554.0
Cost of revenues (1)	4,229.0	4,090.7	16,507.0	16,077.8
Gross profit	465.0	409.7	1,766.6	1,476.2
Selling, general and administrative	185.4	167.3	705.6	650.4
Operating income	279.6	242.4	1,061.0	825.8
Other (expense) income :
Non-operating charges, net	-	-	(18.6)	-
Undistributed loss from joint venture	(0.2)	(0.4)	(1.3)	(1.6)
Interest income	4.1	2.4	12.2	13.7
Interest expense	(29.3)	(25.1)	(108.4)	(95.7)
	(25.4)	(23.1)	(116.1)	(83.6)
Income before income taxes	254.2	219.3	944.9	742.2
Provision for income taxes	88.1	72.1	344.4	266.8
Net income from continuing operations	166.1	147.2	600.5	475.4
Net (loss) income from discontinued operations, net of tax	(27.6)	-	(32.7)	(1.0)
Net income	$138.5	$147.2	$567.8	$474.4

Weighted average number of common shares
outstanding during the period
- Basic:	252.3	271.0	260.4	279.6
- Diluted:	256.0	274.8	264.0	284.0

Basic earnings (loss) per share:
Continuing operations	$0.66	$0.54	$2.31	$1.70
Discontinued operations	(0.11)	-	(0.13)	-
Net earnings	$0.55	$0.54	$2.18	$1.70

Diluted earnings (loss) per share
Continuing operations	$0.65	$0.54	$2.27	$1.67
Discontinued operations	(0.11)	-	(0.12)	-
Net earnings	$0.54	$0.54	$2.15	$1.67

(1) Excludes estimated retail pharmacy co-payments of $904.8 and $966.0 for the three months ended December 31, 2007 and 2006, respectively, and $3,746.3 and $4,175.3  for the twelve months ended December 31, 2007 and 2006, respectively.  These are amounts we instructed retail pharmacies to collect from members.  We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet
	December 31,	December 31,
(in millions, except share data)	2007	2006
Assets
Current assets:

Cash and cash equivalents	$434.7	$131.0
Restricted cash and investments	2.2	-
Receivables, net	1,184.6	1,292.8
Inventories	166.1	191.4
Deferred taxes	121.1	90.5
Prepaid expenses and other current assets	18.7	18.8
Current assets of discontinued operations	40.4	47.6
Total current assets	1,967.8	1,772.1
Property and equipment, net	215.5	198.0
Goodwill	2,695.3	2,679.0
Other intangible assets, net	342.0	377.9
Other assets	30.2	69.8
Non-current assets of discontinued operations	5.6	11.3
Total assets	$5,256.4	$5,108.1

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$1,258.9	$1,275.7
Accounts payable	517.3	576.1
Accrued expenses	432.5	387.8
Current maturities of long-term debt	260.1	180.1
Current liabilities of discontinued operations	6.2	9.7
Total current liabilities	2,475.0	2,429.4
Long-term debt	1,760.3	1,270.4
Other liabilities	324.7	283.4
Total liabilities	4,560.0	3,983.2

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share;
and no shares issued and outstanding	-	-
Common Stock, 650,000,000 authorized, $0.01 par value;
shares issued: 318,886,000 and 159,442,000, respectively;
shares outstanding: 252,371,000 and 135,650,000, respectively	3.2	1.6
Additional paid-in capital	564.5	495.3
Accumulated other comprehensive income	20.9	11.9
Retained earnings	2,584.9	2,017.3
	3,173.5	2,526.1
Common stock in treasury at cost, 66,515,000 and 23,792,000
shares, respectively	(2,477.1)	(1,401.2)
Total stockholders’ equity	696.4	1,124.9
Total liabilities and stockholders’ equity	$5,256.4	$5,108.1

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows
	Twelve months ended December 31,
(in millions)	2007	2006

Cash flow from operating activities:
Net income	$567.8	$474.4
Net loss (income) from discontinued operations, net of tax	32.7	1.0
Net income from continuing operations	600.5	475.4
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	97.5	99.8
Deferred income taxes	4.1	7.6
Bad debt expense	36.7	13.5
Employee stock-based compensation expense	31.6	27.6
Other, net	0.5	(0.1)
Changes in operating assets and liabilities, net of
changes resulting from acquisitions:
Receivables	71.6	35.7
Inventories	25.3	77.4
Other current and non-current assets	6.9	44.5
Claims and rebates payable	(16.8)	(104.2)
Other current and non-current liabilities	(9.8)	(3.7)
Net cash provided by operating activities--continuing operations	848.1	673.5
Net cash used in operating activities--discontinued operations	(20.8)	(14.9)
Net cash flows from operating activities	827.3	658.6

Cash flows from investing activities:
Purchases of property and equipment	(75.0)	(66.6)
Acquisitions, net of cash acquired, and investment in joint venture	(14.3)	0.1
Sale (purchase) of marketable securities	34.2	(31.5)
Other	(0.7)	(2.8)
Net cash used in investing activities--continuing operations	(55.8)	(100.8)
Net cash used in investing activities--discontinued operations	(2.5)	(0.2)
Net cash used in investing activities	(58.3)	(101.0)

Cash flows from financing activities:
Proceeds from long-term debt	800.0	-
Repayment of long-term debt	(180.1)	(110.1)
Repayments of (proceeds from) revolving credit line, net	(50.0)	50.0
Tax benefit relating to employee stock compensation	49.4	30.4
Treasury stock acquired	(1,140.3)	(906.8)
Deferred financing fees	(1.5)	(0.4)
Net proceeds from employee stock plans	52.8	32.2
Net cash used in financing activities	(469.7)	(904.7)

Effect of foreign currency translation adjustment	4.4	0.2

Net increase (decrease) in cash and cash equivalents	303.7	(346.9)
Cash and cash equivalents at beginning of period	131.0	477.9
Cash and cash equivalents at end of period	$434.7	$131.0

EXPRESS SCRIPTS, INC.
(In millions, except per claim data)
Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	12/31/2007	09/30/2007	06/30/2007	03/31/2007	12/31/2006

Revenues
PBM	3,762.4	3,612.4	3,669.3	3,608.9	3,626.3
SAAS	931.6	882.6	906.4	900.0	874.1
Total consolidated revenues	4,694.0	4,495.0	4,575.7	4,508.9	4,500.4

Claims Detail
Network (1)	96.9	92.1	94.1	96.8	97.8
Home delivery	10.3	10.2	10.2	10.0	10.3
Total PBM claims	107.2	102.3	104.3	106.8	108.1
Adjusted PBM claims (2)	127.8	122.7	124.8	126.8	128.7
SAAS claims (3)	1.2	1.2	1.2	1.2	1.3
Total adjusted claims (4)	129.0	123.9	126.0	128.0	130.0

Per Adjusted Claim
Adjusted gross profit	$3.60	$3.57	$3.49	$3.21	$3.15
Adjusted EBITDA	$2.49	$2.48	$2.30	$2.10	$2.06

Calculation of Adjusted EBITDA from Continuing Operations
Table 2
(in millions)
	3 months	12 months
	ended	ended
	12/31/2007	12/31/2007
EBITDA (5)
	Consolidated	Consolidated
EBITDA from continuing operations as reported	$302.8	$1,158.5
Q1 Settlement of contractual item with supply chain vendor	-	(9.0)
Non-recurring inventory charges in specialty distribution, the majority
pertained to a write-off of flu-related inventory due to the mild flu season	9.1	9.1
Q3 and Q4 non-recurring items, majority of which relates to bad debt charges
in specialty distribution line of business	3.0	21.5
Non-recurring legal expenses	6.0	6.0
EBITDA from continuing operations, adjusted	$320.9	$1,186.1

The company is providing adjusted EBITDA excluding the impact of non-recurring items, in order to compare the underlying financial performance to prior periods.

Unaudited Earnings Excluding Non-recurring Items
(In millions, excpet per share data)
Table 3
	Three Months Ended
	December 31, 2007			December 31, 2006
	Non-recurring Item	Net Income	Diluted EPS	Non-recurring Item	Net Income	Diluted EPS
Net income as reported		$138.5	$0.54		$147.2	$0.54

Non-recurring charge (benefit) to continuing operations
Non recurring legal charges	$6.0			$-
Non-recurring inventory charges in specialty
distribution, the majority pertained to a write-off
of flu-related inventory due to the mild flu season	9.1			-
Non-recurring bad debt charge in the SAAS segment	3.0			-
Tax benefit from change in tax rates	-			(7.3)
Total non-recurring charges	18.1			(7.3)

Tax benefit of non-recurring charges	(6.3)			-
Net income impact of non-recurring charges		11.8	0.04		(7.3)	(0.03)

Non-recurring charges to discontinued operations
Non-recurring impairment and restructuring charges	34.0			-

Tax benefit of impairment and restructuring charges	(10.1)			-
Net income impact of impairment and restructuring charge		23.9	0.10		-	-
Adjusted earnings		$174.2	$0.68		$139.9	$0.51

	Twelve Months Ended
	December 31, 2007			December 31, 2006
	Non-recurring Item	Net Income	Diluted EPS	Non-recurring Item	Net Income	Diluted EPS

Net income as reported		$567.8	$2.15		$474.4	$1.67

Non-recurring charge (benefit) to continuing operations
Non recurring legal charges	$6.0			$-
Non-recurring inventory charges in specialty
distribution, the majority pertained to a write-off
of flu-related inventory due to the mild flu season	9.1			-
Non-recurring items, majority of which pertained to bad
debt charges in specialty distribution line of business	21.5			-
Settlement of contractual issue with supply chain vendor	(9.0)			-
Transaction costs for terminated proposal to acquire
Caremark, less special dividend received on Caremark
stock and gain on sale of Caremark stock	18.6			-
Tax benefit from change in tax rates	-			(7.3)
Total non-recurring charges	46.2			(7.3)

Tax benefit of non-recurring charges	(16.8)			-
Net income impact of non-recurring charges		29.4	0.11		(7.3)	(0.02)

Non-recurring charges to discontinued operations
Non-recurring impairment and restructuring charges	34.0			-

Tax benefit of impairment and restructuring charges	(10.1)			-
Net income impact of impairment and restructuring charge		23.9	0.09		-	-
Adjusted earnings		$621.1	$2.35		$467.1	$1.65

		3 Months Ended 12-31-07			12 Months Ended 12-31-07
Summary of adjusted net income from continuing operations		Net Income	Diluted EPS		Net Income	Diluted EPS
Reported net income from continuing operations		$166.1	$0.65		$600.5	$2.27
Net income impact of non-recurring charges		11.8	0.04		29.4	0.11
Adjusted net income from continuing operations		$177.9	$0.69		$629.9	$2.38
Summary of adjusted loss from discontinued operations
Reported net (loss) from discontinued operations		$(27.6)	$(0.11)		$(32.7)	$(0.12)
Impairment and restructuring charge, net of tax		23.9	0.10		23.9	0.09
Adjusted loss from discontinued operations		$(3.7)	$(0.01)		$(8.8)	$(0.03)

Return on Invested Capital ("ROIC")
Table 4
(in millions)
	2007	2006

Adjusted operating income	$1,088.6	$825.8
Income tax	396.8	305.0
Net operating profit after tax ("NOPLAT")	$691.8	$520.8

Stockholders' equity	$696.4	$1,124.9
Interest bearing liabilities	2,020.4	1,450.5
Long-term deferred income taxes, net	278.6	257.1
Invested capital	$2,995.4	$2,832.5

Average invested capital	$2,914.0	$3,008.1

ROIC	23.7%	17.3%

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics
(in millions)

(1) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)  PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.  Adjusted claims calculated from the table may differ due to rounding.

(3)  Specialty and Ancillary Services (SAAS) claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.  They also represent the distribution of specialty drugs through our CuraScript subsidiary.

(4) Total adjusted claims includes PBM adjusted claims plus SAAS claims.

(5)  The following is a reconciliation of EBITDA from continuing operations to net income from continuing operations and to net cash provided by operating activities from continuing operations as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended December 31,		12 months ended December 31,
	2007	2006	2007	2006
Net income from continuing operations	$166.1	$147.2	$600.5	$475.4
Income taxes	88.1	72.1	344.4	266.8
Depreciation and amortization *	23.2	25.0	97.5	99.8
Interest expense, net	25.2	22.7	96.2	82.0
Undistributed loss from joint venture	0.2	0.4	1.3	1.6
Non-operating charges, net	-	-	18.6	-
EBITDA from continuing operations	302.8	267.4	1,158.5	925.6
Current income taxes	(77.3)	(77.1)	(340.3)	(259.2)
Interest expense less amortization	(24.6)	(22.2)	(94.0)	(80.0)
Undistributed loss from joint venture	(0.2)	(0.4)	(1.3)	(1.6)
Non-operating charges, net	-		(18.6)	-
Other adjustments to reconcile net income
to net cash provided by operating activities	141.6	141.8	143.8	88.7
Net cash provided by operating activities from continuing operations	$342.3	$309.5	$848.1	$673.5

EBITDA  is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization.  EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance.  EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	6.6	8.8	31.7	35.4
Selling, general and administrative	16.6	16.2	65.8	64.4
	23.2	25.0	97.5	99.8

(6) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7) Represents EBITDA for the twelve months ended divided by interest expense for the twelve months ended.

(8) Represents Operating Cash Flow for the twelve months ended divided by interest expense for the twelve months ended.

(9) Represents debt divided by the total of debt and stockholders equity.